Exhibit 99.1
GAYLORD ENTERTAINMENT COMPANY REPORTS FOURTH QUARTER AND FULL
YEAR 2010 RESULTS
– Gaylord Opryland successfully reopens within timeline and budget —
– Adjusted Gaylord Hotels Total RevPAR (excluding Gaylord Opryland, but including the Radisson)
increased 8.7 percent in the Fourth Quarter of 2010 —
— Advance group bookings remain strong —
NASHVILLE, Tenn. (February 8, 2011) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter and full year ended December 31, 2010. Highlights from the fourth quarter and full year ended December 31, 2010 include:
•	Consolidated revenue decreased 13.5 percent to $213.3 million in the fourth quarter of 2010 from $246.6 million in the same period last year, and included the impact of the temporary closure of Gaylord Opryland and the closure’s impact on certain of the Company’s other Nashville-based assets due to the flood damage suffered on May 3, 2010. For the full year 2010, consolidated revenue decreased 11.8 percent to $770.0 million from $872.8 million in the prior year. Adjusted Gaylord Hotels total revenue (which excludes Gaylord Opryland, but includes the Radisson) increased 8.7 percent to $161.2 million in the fourth quarter of 2010 compared to $148.3 million in the prior-year quarter. For the full year 2010, Adjusted Gaylord Hotels total revenue increased 7.3 percent to $608.8 million.

•	Adjusted Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 0.5 percent and Adjusted Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) increased 8.7 percent in the fourth quarter of 2010 compared to the fourth quarter of 2009. For the full year 2010, Adjusted Gaylord Hotels RevPAR and Total RevPAR increased 3.9 percent and 7.3 percent, respectively, compared to 2009. Adjusted Gaylord Hotels Total RevPAR for the fourth quarter of 2010 included attrition and cancellation fees of $2.0 million collected during the quarter compared to $4.3 million collected in the prior-year quarter. For the full year 2010,

Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $8.4 million compared to $20.6 million in the prior year.

•	Loss from continuing operations was $32.5 million, or a loss of $0.68 per diluted share (based on 47.7 million weighted average shares outstanding) in the fourth quarter of 2010 compared to a loss from continuing operations of $0.5 million, or a loss of $0.01 per diluted share, in the prior-year quarter (based on 47.0 million weighted average shares outstanding). For the full year 2010, loss from continuing operations was $92.2 million, or $1.95 per diluted share (based on 47.3 million weighted average shares outstanding), compared to income from continuing operations of $7.1 million in the full year 2009, or $0.17 per diluted share (based on 42.7 million weighted average shares outstanding). Loss from continuing operations in the fourth quarter of 2010 included $5.0 million in pre-tax casualty loss expenses associated with the flood damage at the Company’s Nashville properties, as well as $23.6 million in preopening costs associated with efforts to reopen the Nashville properties. Loss from continuing operations for the full year 2010 included $42.3 million in pre-tax casualty loss expenses and $55.3 million in preopening costs. Casualty loss and preopening costs have been segregated from the normal operating costs of the Company and presented separately in the accompanying financial information. Loss from continuing operations in the fourth quarter of 2009 included a pre-tax $6.0 million loss on the purchase and redemption of portions of the Company’s senior notes. Income from continuing operations for full year 2009 included a pre-tax $18.7 million gain on the purchase and redemption of portions of the Company’s senior notes and a $3.6 million payment received in connection with a tax increment financing (“TIF”) arrangement related to the Ryman Auditorium, partially offset by $7.9 million in pre-tax severance costs associated with the Company’s cost-containment initiatives.

•	Adjusted EBITDA[3], which includes casualty loss and preopening costs, was a loss of $0.3 million in the fourth quarter of 2010 compared to income of $52.0 million in the prior-year quarter. For the full year 2010, Adjusted EBITDA was $39.6 million compared to $173.4 million in the prior year.

•	Consolidated Cash Flow[4] (“CCF”) decreased 49.1 percent to $27.6 million in the fourth quarter of 2010 compared to $54.1 million in the same period last year. CCF for the full year 2010 decreased by 21.8 percent from 2009 to $149.0 million. CCF for the 2010 year included approximately $2.8 million in expense associated with amendments to certain executives’ restricted stock unit agreements. CCF for the full year 2009 included $7.4 million in severance costs, partially offset by a $3.6 million gain under the Ryman TIF arrangement.

•	Gaylord Hotels (including Gaylord Opryland) gross advance group bookings in the fourth quarter of 2010 for all future periods were 772,845 room nights, an increase of 4.6 percent when compared to the same period last year. Net of attrition and cancellations, advance bookings in the fourth quarter of 2010 for all future periods were 639,567 room nights, an increase of 41.2 percent when compared to the same period last year.
Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “2010 was unlike any other year we have managed through, but we ended the year in a very good position posting good growth in Adjusted Gaylord Hotels RevPAR, Total RevPAR and CCF. Our results were especially noteworthy given our prior year performance relative to our peers which created a more challenging comparison. In addition, we successfully overcame the challenges presented by the Nashville flood and reopened Gaylord Opryland on time and within our original budget. The reopening was met with rave customer reviews and drove extraordinarily high levels of customer traffic in the weeks that followed, which was handled efficiently and professionally by our wonderful STARS.
“Advance bookings in the fourth quarter were especially encouraging as our brand booked just over 772,000 gross advance room nights, an increase over a standout fourth quarter last year. For the full year, we booked over 2.2 million gross advance room nights for all future periods and we closed the year with over 5.1 million net room nights booked for all future years. We are confident that our business is well positioned for the future.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the fourth quarter and full year of 2010 include:
•	Adjusted Gaylord Hotels RevPAR increased 0.5 percent to $114.95 in the fourth quarter of 2010 compared to $114.34 in the prior-year quarter. Adjusted Gaylord Hotels Total RevPAR increased 8.7 percent to $335.90 in the fourth quarter compared to $309.12 in the prior-year quarter. Adjusted Gaylord Hotels RevPAR increased 3.9 percent to $122.24 for the full year of 2010 compared to $117.68 for the full year of 2009. Adjusted Gaylord Hotels Total RevPAR increased 7.3 percent to $319.76 for the full year of 2010 compared to $297.89 for the full year of 2009.

•	Adjusted Gaylord Hotels CCF increased 2.6 percent in the fourth quarter to $37.3 million compared to $36.3 million in the prior-year quarter. Adjusted Gaylord Hotels CCF Margin[4] decreased 140 basis points to 23.1 percent in the fourth quarter of 2010 compared to 24.5 percent for the same period last year. Adjusted Gaylord Hotels CCF increased 5.6 percent for the full year of 2010 to $166.9 million compared to $158.0 million for the full year of 2009. Adjusted Gaylord Hotels CCF Margin decreased 50 basis points to 27.4 percent for the full year of 2010 compared to 27.9 percent for the full year of 2009.

•	Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the fourth quarter of 2010 was 11.9 percent of the agreed-upon room block compared to 14.7 percent for the same period in 2009. Adjusted Gaylord Hotels in-the-year for-the-year cancellations in the fourth quarter of 2010 totaled 2,603 room nights compared to 5,256 in the same period of 2009. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $2.0 million in the fourth quarter of 2010 compared to $4.3 million for the same period in 2009. Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the full year of 2010 was 11.9 percent of the agreed-upon room block compared to 16.9 percent for the full year of 2009. Adjusted Gaylord Hotels in-the-year for-the-year cancellations for the full year of 2010 totaled 41,637 room nights compared to 82,986 for the full year of 2009. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $8.4 million for the full year of 2010 compared to $20.6 million for the full year of 2009. Total Gaylord Hotels, including Gaylord Opryland, collected $9.4 million in attrition and cancellation fees in 2010 compared to $27.7 million in 2009.
At the property level, Gaylord Palms posted revenue of $41.0 million in the fourth quarter of 2010, a 1.8 percent decrease compared to $41.7 million in the prior-year quarter, driven primarily by a 13.7 percent decrease in Average Daily Rate (“ADR”) and a $1.2 million decrease in attrition and cancellation revenue. Full year 2010 revenue of $156.4 million represented a 0.5 percent decrease compared to $157.2 million in 2009. Occupancy for the fourth quarter increased 10.6 percentage points largely driven by an increase in group business. Occupancy for the full year of 2010 was up 7.0 percentage points compared to the full year 2009. ADR declined 13.7 percent compared to the fourth quarter of 2009, as rates in the Orlando market remained under pressure. ADR for the full year of 2010 declined 11.0 percent compared to the full year of 2009. Fourth quarter 2010 RevPAR decreased 0.3 percent to $115.09 compared to $115.47 in the prior-year quarter, as the increase in occupancy was offset by the decline in rate. Full year 2010 RevPAR decreased 1.7 percent to $116.00 compared to $118.01 in the full year of 2009. Total RevPAR in the fourth quarter of 2010 decreased 1.8 percent to $316.68 compared to $322.50 in the prior-year quarter. In the full year of 2010, Total RevPAR decreased 0.5 percent to $304.75 compared to $306.34 in the full year of 2009. CCF in the fourth quarter of 2010 decreased to $8.7 million compared to $11.1 million in the prior-year quarter, resulting in a CCF Margin of 21.2 percent, a 550 basis point decrease compared to 26.7 percent in the prior-year quarter, driven by the decline in ADR and attrition and cancellation revenue. For the full year, CCF decreased 9.7 percent to $40.4 million compared to $44.7 million in 2009, resulting in a CCF Margin of 25.8 percent, a 260 basis point decrease compared to 28.4 percent in the full year of 2009.
Gaylord Texan revenue was $55.8 million in the fourth quarter of 2010, an increase of 16.5 percent from $47.9 million in the prior-year quarter, driven by increases in transient and group ADR, occupancy, and outside-the-room revenue. For the full year, revenue increased 12.2 percent to $192.2 million from $171.4 million. Occupancy for the fourth quarter of 2010 increased by 3.2 percentage points compared to the fourth quarter of 2009, and for the full year was up 6.1 percentage points. RevPAR in the fourth quarter of 2010 increased 11.2 percent to $121.61 compared to $109.37 in the prior-year quarter due to the increase in ADR and occupancy. Total RevPAR increased 16.5 percent in the fourth quarter of 2010 to $401.30 compared to $344.48 in the prior-year quarter, driven by the increase in ADR, occupancy, and food and beverage revenue. RevPAR in the full year of 2010 increased 8.9 percent to $119.27 when compared to $109.49 in the prior full year due to the increase in occupancy. Total RevPAR increased 12.1 percent in the full year of 2010 to $348.46 compared to $310.74 in the prior year, driven by an increase in occupancy and food and beverage revenue. CCF increased 19.4 percent to $17.9 million in the fourth quarter of 2010, versus $15.0 million in the prior-year quarter, resulting in a 32.0 percent CCF Margin, a 70 basis point increase over the prior-year quarter. Full year CCF increased 23.0 percent to $63.0 million versus $51.3 million in the prior year, resulting in a 32.8 percent CCF Margin, a 290 basis point increase over the prior year.
Gaylord National generated revenue of $62.7 million in the fourth quarter of 2010, a 10.5 percent increase when compared to the prior-year quarter of $56.8 million, due to an increase in occupancy and outside-the-room spending. Revenue for the full year of 2010 was $254.1 million as compared to $231.3 million for the full year 2009. Occupancy for the fourth quarter of 2010 was up 4.4 percentage points to 65.6 percent when compared to 61.2 percent in the prior-year quarter, driven by an increase in group and transient rooms. RevPAR in the fourth quarter of 2010 decreased 4.7 percent to $119.77 when compared to $125.64 in the prior-year quarter, driven by a decline in ADR. Total RevPAR increased 10.5 percent to $341.57 in the fourth quarter of 2010 when compared to $309.06 in the prior-year quarter. Total RevPAR in the fourth quarter of 2010 was driven by increases in group banquet spending and by increased volume at our holiday attractions. RevPAR in the full year 2010 increased 5.7 percent to $140.69 when compared to $133.16 in the prior full year. Total RevPAR increased 9.8 percent in the full year of 2010 to $348.80 compared to $317.54 in the prior year. CCF increased 6.3 percent to $10.3 million in the fourth quarter of 2010 when compared to $9.7 million in the prior-year quarter. CCF in the fourth quarter of 2010 included

$0.5 million in severance expense compared to $0.1 million in the prior-year quarter. CCF Margin decreased 60 basis points to 16.4 percent in the fourth quarter when compared to 17.0 percent in the prior-year quarter. In addition to the impact of severance expense, CCF margin was also impacted by labor expense incurred from union contracts which were not a factor in the fourth quarter of 2009. Full year CCF increased 3.5 percent to $62.3 million versus $60.3 million in the prior year, resulting in a 24.5 percent CCF Margin, a 150 basis point decrease from the prior year.
The results for Gaylord Opryland for the fourth quarter and the full year include only the periods during which the property was open and do not include the temporary closure from May 3 through November 14 due to the flood. Gaylord Opryland generated revenue of $37.7 million in the fourth quarter of 2010, a 54.5 percent decrease compared to $82.7 million in the prior-year quarter. Full year 2010 revenue of $113.3 million represented a 54.1 percent decrease compared to $247.1 million in 2009. Occupancy for the quarter decreased 12.1 percentage points compared to the prior-year quarter and decreased 1.1 percentage points for the full year, due to effects from the temporary closure of the property due to flood-related damage. Fourth quarter RevPAR decreased 19.1 percent to $94.43 compared to $116.72 in the same period last year. Total RevPAR decreased 10.9 percent to $278.36 in the fourth quarter of 2010 compared to $312.30 in the prior-year quarter. For the full year 2010, RevPAR decreased 5.3 percent to $94.41 and Total RevPAR was approximately flat at $234.27. CCF decreased 90.1 percent to $2.5 million for the fourth quarter, versus $25.3 million in the prior-year quarter. For the quarter, CCF margin decreased 2,390 basis points over the prior-year quarter to 6.7 percent, largely due to the reopening and the inaugural year of a new holiday attraction. Full year 2010 CCF decreased 65.8 percent to $21.4 million, primarily due to the flood. CCF margin for the year was 18.9 percent, a decline of 640 basis points compared to 25.3 percent for the full year of 2009. The decrease in revenue and CCF was due to the property being closed from May 3 through November 14, 2010 due to flood-related damage.
Reed continued, “The successful reopening of the Gaylord Opryland was an exceptional event for our company, our customers, and the city of Nashville. I am proud of the efforts put forth by our STARS and we have seen their hard work translate into increased advance room night bookings. As a result, the property is entering 2011 well positioned for a strong year.”
Opry and Attractions
Opry and Attractions segment revenue decreased 8.8 percent to $14.2 million in the fourth quarter of 2010, compared to $15.6 million in the year-ago quarter. For the full year, revenue decreased to $46.9 million as compared to $58.6 million for the prior year. The segment’s CCF decreased to $2.2 million in the fourth quarter of 2010 from $3.4 million in the prior-year quarter. For the full year of 2010, the segment’s CCF decreased to $6.1 million from $13.6 million in the prior year. Opry and Attractions revenue and CCF in the fourth quarter and full year of 2010 was impacted by the flood damage and temporary closure of certain of Gaylord’s Nashville assets, and a reduction in visitor volume due to the closure of Gaylord Opryland. Full year 2009 CCF was impacted by a $3.6 million gain recorded from the TIF payment related to the Ryman Auditorium.
Corporate and Other
Corporate and Other operating loss totaled $15.3 million in the fourth quarter of 2010 compared to an operating loss of $14.9 million in the same period last year. For the full year, the segment reported an operating loss of $61.3 million compared to an operating loss of $60.4 million in the prior year. Corporate and Other CCF in the fourth quarter of 2010 declined $1.1 million to a loss of $12.5 million compared to a loss of $11.4 million in the same period last year. For the full year, CCF decreased 12.8 percent to a loss of $49.6 million compared to a loss of $44.0 million in 2009. CCF for the 2010 year included approximately $2.8 million in expense associated with amendments to certain executives’ restricted stock unit agreements. CCF for the full year 2009 included $3.6 million in severance costs and $1.9 million in costs associated with the resolution of a potential proxy contest.
Casualty Loss
Casualty loss expense as a result of the flooding totaled $5.0 million for the fourth quarter of 2010 and $92.3 million for the full year of 2010. The full year 2010 impact was partially offset by $50.0 million in insurance proceeds. The $5.0 million amount included $2.2 million in non-cash impairment expense related to the write-off of flood-damaged assets. Casualty loss CCF in the fourth quarter of 2010 was a loss of $2.7 million and for the full year of 2010 was a gain of $2.9 million. The CCF impact of the casualty loss was favorable for the full year of 2010, as the calculation of CCF excludes non-cash impairment expense and preopening expense and includes the impact of insurance claim proceeds. For the full year, expenses included $45.0 million in non-cash impairment charges, $19.4 million in site remediation, $4.8 million in non-capitalized repairs, $3.7 million of other flood-related casualty losses and $19.4 million of continuing costs related to the flood-impacted businesses, partially offset by $50.0 million in insurance proceeds. The total repair and remediation costs at the Company’s Nashville properties in 2010 came in at the low end of the projected $215.0 million to $225.0 million range, and preopening costs at the Gaylord Opryland came in under the projected $57.0 to $62.0 million range. While several flood-related projects remain to be completed in 2011, the Company anticipates that net of tax refunds, insurance proceeds, and the cost of projects slated for the property prior to the flood, the net cash impact of the flood will be approximately $150 million.
The Company has determined it will move forward with a $12.0 million enhancement to its existing Nashville flood protection system in an effort to provide 500-year flood protection for the Gaylord Opryland Hotel. The Company has worked with engineers to design the enhancements to be aesthetically pleasing and sensitive to adjacent property owners. The project will commence in the spring of 2011 and should be complete in the spring of 2012.
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term. With Gaylord Opryland now reopen, the Company is increasing its efforts to identify and evaluate opportunities for new unit growth.
Liquidity
As of December 31, 2010, the Company had long-term debt outstanding, including current portion, of $1,159.2 million and unrestricted cash of $124.4 million. At the end of 2010, $300.0 million of borrowings were undrawn under the Company’s $1.0 billion credit facility, and the lending banks had issued $8.6 million in letters of credit, which left $291.4 million of availability under the credit facility.
Outlook
The following business performance outlook is based on current information as of February 8, 2011. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed concluded, “We remain confident that we are well positioned for 2011, and the increases we have seen in outside-the-room spending, advance bookings, future rate on the books, and occupancy all support our positive outlook. We believe that 2011 will be an exciting time for our business as we anticipate that the hospitality environment will continue to improve.

“Given our performance thus far and the room nights we have secured for 2011, we are reiterating our consolidated 2011 guidance for Adjusted Gaylord Hotels (which excludes Gaylord Opryland, but includes the Radisson) as a RevPAR increase of 7.5 to 9.5 percent and a Total RevPAR increase of 6.5 to 8.5 percent year-over-year. We are reiterating 2011 guidance for Gaylord Opryland as a RevPAR increase of 13.0 to 15.0 percent and a Total RevPAR increase of 9.0 to 11.0 percent year-over-year. It is important to note that the RevPAR and Total RevPAR growth guidance for Gaylord Opryland is based on a partial year of operation in 2010 due to the flooding in May. Shifting to CCF guidance, as occupancy levels have continued to rise, we have been successful in prudently managing our costs and driving solid profitability margins. Based on our performance, we are reiterating full year 2011 CCF guidance for Adjusted Gaylord Hotels (which excludes Gaylord Opryland, but includes the Radisson) of $178-$185 million. This includes the impact of a rooms renovation at Gaylord Palms which will result in approximately 39,900 room nights being out of service for 2011. For Gaylord Opryland we are reiterating 2011 CCF guidance of $73-$77 million. Our 2011 CCF guidance for Opry and Attractions is $12-$14 million and Corporate & Other guidance for CCF in 2011 is a loss of $(48)-$(46) million.”

Full Year
2011 Guidance

Consolidated Cash Flow
Adjusted Gaylord Hotels	$178 – 185 Million
Gaylord Opryland	$73 – 77 Million
Opry and Attractions	$12 – 14 Million
Corporate and Other	$(48 – 46) Million

Totals	$215 – 230 Million

Adjusted Gaylord Hotels RevPAR	7.5% - 9.5%
Adjusted Gaylord Hotels Total RevPAR	6.5% - 8.5%

Gaylord Opryland RevPAR	13.0% - 15.0%
Gaylord Opryland Total RevPAR	9.0% - 11.0%
Note: Adjusted Gaylord Hotels in the guidance table above excludes Gaylord Opryland, but includes the Radisson; additionally, the guidance above assumes 39,900 room nights out of service in 2011 due to the renovation of rooms at Gaylord Palms and 14,240 room nights out of service in 2011 due to the renovation of rooms at the Radisson located in Nashville.

Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to Gaylord Opryland and our other Nashville-area Gaylord facilities, which include significant revenue losses and costs associated with the hotel closure and the rebuilding effort, which, in the aggregate, exceeded the coverage under the Company’s insurance policies; risks inherent in the construction process; effects of the hotel closure including the possible loss of experienced employees, the loss of customer goodwill, uncertainty of future hotel bookings and other negative factors yet to be determined, and risks associated with compliance with the Company’s $1.0 billion credit facility; economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010,

June 30, 2010 and September 30, 2010. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net (loss) income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating (loss)/income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net (loss) income or segment (or hotel) operating (loss) income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com or
dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2010	2009	2010	2009

Revenues	$213,329	$246,592	$769,961	$872,845
Operating expenses:
Operating costs	140,810	149,240	474,609	527,074
Selling, general and administrative (a)	44,331	45,334	158,169	172,361
Casualty loss	4,960	—	42,321	—
Preopening costs	23,573	—	55,287	—
Depreciation and amortization	27,285	30,383	105,561	116,567

Operating (loss) income	(27,630)	21,635	(65,986)	56,843

Interest expense, net of amounts capitalized	(20,497)	(21,087)	(81,426)	(76,592)
Interest income	3,272	3,676	13,124	15,087
Income (loss) from unconsolidated companies	491	(152)	608	(5)
Net (loss) gain on extinguishment of debt	—	(6,049)	1,299	18,677
Other gains and (losses), net	(752)	(573)	(535)	2,847

(Loss) income before income taxes	(45,116)	(2,550)	(132,916)	16,857

(Benefit) provision for income taxes	(12,593)	(2,015)	(40,718)	9,743

(Loss) income from continuing operations	(32,523)	(535)	(92,198)	7,114

(Loss) income from discontinued operations, net of taxes	(255)	(65)	3,070	(7,137)

Net loss	$(32,778)	$(600)	$(89,128)	$(23)

Basic net loss per share:
(Loss) income from continuing operations	$(0.68)	$(0.01)	$(1.95)	$0.17
(Loss) income from discontinued operations, net of taxes	(0.01)	—	0.06	(0.17)

Net loss	$(0.69)	$(0.01)	$(1.89)	$(0.00)

Fully diluted net loss per share:
(Loss) income from continuing operations	$(0.68)	$(0.01)	$(1.95)	$0.17
(Loss) income from discontinued operations, net of taxes	(0.01)	—	0.06	(0.17)

Net loss	$(0.69)	$(0.01)	$(1.89)	$(0.00)

Weighted average common shares for the period (b):
Basic	47,736	46,975	47,256	42,490
Fully-diluted	47,736	46,975	47,256	42,734

(a)	Includes non-cash lease expense of $1.5 million for the three months ended December 31, 2010 and 2009, respectively, and $5.9 million and $6.0 million for the twelve months ended December 31, 2010 and 2009, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Reflects 6,000,000 shares of common stock issued in a public offering in the third quarter of 2009.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Dec. 31,	Dec. 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents — unrestricted	$124,398	$180,029
Cash and cash equivalents — restricted	1,150	1,150
Trade receivables, net	31,793	39,864
Income tax receivable	2,395	28,796
Estimated fair value of derivative assets	22	—
Deferred income taxes	6,495	2,525
Other current assets	46,597	50,768
Current assets of discontinued operations	—	2,444

Total current assets	212,850	305,576

Property and equipment, net of accumulated depreciation	2,201,445	2,149,782
Notes receivable, net of current portion	142,651	142,311
Long-term deferred financing costs	12,521	18,081
Other long-term assets	51,065	44,858
Long-term assets of discontinued operations	401	415

Total assets	$2,620,933	$2,661,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations (a)	$58,574	$1,814
Accounts payable and accrued liabilities	175,343	148,660
Estimated fair value of derivative liabilities	12,475	—
Current liabilities of discontinued operations	357	3,872

Total current liabilities	246,749	154,346

Long-term debt and capital lease obligations, net of current portion	1,100,641	1,176,874
Deferred income taxes	101,140	100,590
Estimated fair value of derivative liabilities	—	25,661
Other long-term liabilities	142,200	124,377
Long-term liabilities of discontinued operations	451	491
Stockholders’ equity	1,029,752	1,078,684

Total liabilities and stockholders’ equity	$2,620,933	$2,661,023

(a)	Reflects a portion of the Company’s $360 million 3.75% Convertible Notes being classified as current as a result of their convertibility in the first quarter of 2011.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2010		2009		2010		2009
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$213,329	100.0%	$246,592	100.0%	$769,961	100.0%	$872,845	100.0%

Net loss	$(32,778)	-15.4%	$(600)	-0.2%	$(89,128)	-11.6%	$(23)	0.0%
Loss (income) from discontinued operations, net of taxes	255	0.1%	65	0.0%	(3,070)	-0.4%	7,137	0.8%
(Benefit) provision for income taxes	(12,593)	-5.9%	(2,015)	-0.8%	(40,718)	-5.3%	9,743	1.1%
Other (gains) and losses, net	752	0.4%	573	0.2%	535	0.1%	(2,847)	-0.3%
Net loss (gain) on extinguishment of debt	—	0.0%	6,049	2.5%	(1,299)	-0.2%	(18,677)	-2.1%
(Income) loss from unconsolidated companies	(491)	-0.2%	152	0.1%	(608)	-0.1%	5	0.0%
Interest expense, net	17,225	8.1%	17,411	7.1%	68,302	8.9%	61,505	7.0%

Operating (loss) income	(27,630)	-13.0%	21,635	8.8%	(65,986)	-8.6%	56,843	6.5%
Depreciation & amortization	27,285	12.8%	30,383	12.3%	105,561	13.7%	116,567	13.4%

Adjusted EBITDA	(345)	-0.2%	52,018	21.1%	39,575	5.1%	173,410	19.9%
Preopening costs	23,573	11.1%	—	0.0%	55,287	7.2%	—	0.0%
Impairment charges	2,237	1.0%	—	0.0%	44,970	5.8%	—	0.0%
Other non-cash expenses	1,479	0.7%	1,503	0.6%	5,917	0.8%	6,017	0.7%
Stock option expense	619	0.3%	601	0.2%	2,738	0.4%	7,595	0.9%
Other gains and (losses), net	(752)	-0.4%	(573)	-0.2%	(535)	-0.1%	2,847	0.3%
Loss on sales of assets	752	0.4%	574	0.2%	1,091	0.1%	713	0.1%

CCF	$27,563	12.9%	$54,123	21.9%	$149,043	19.4%	$190,582	21.8%

Adjusted Hospitality segment (excludes Gaylord Opryland and Other, includes Nashville Radisson) (a)
Revenue	$161,190	100.0%	$148,339	100.0%	$608,772	100.0%	$567,140	100.0%
Operating income	18,702	11.6%	14,986	10.1%	92,238	15.2%	74,681	13.2%
Depreciation & amortization	16,951	10.5%	19,663	13.3%	67,950	11.2%	76,484	13.5%
Other non-cash expenses	1,479	0.9%	1,503	1.0%	5,917	1.0%	6,017	1.1%
Stock option expense	135	0.1%	184	0.1%	797	0.1%	913	0.2%
Other gains and (losses), net	(124)	-0.1%	(222)	-0.1%	(371)	-0.1%	(371)	-0.1%
Loss on sales of assets	124	0.1%	222	0.1%	371	0.1%	264	0.0%

CCF	$37,267	23.1%	$36,336	24.5%	$166,902	27.4%	$157,988	27.9%

Gaylord Palms, Texan and National (excludes Gaylord Opryland, Nashville Radisson and Other) (a)
Revenue	$159,470	100.0%	$146,356	100.0%	$602,694	100.0%	$559,907	100.0%
Operating income	18,419	11.6%	14,591	10.0%	91,707	15.2%	73,580	13.1%
Depreciation & amortization	16,798	10.5%	19,490	13.3%	67,327	11.2%	75,822	13.5%
Other non-cash expenses	1,479	0.9%	1,503	1.0%	5,917	1.0%	6,017	1.1%
Stock option expense	135	0.1%	184	0.1%	797	0.1%	913	0.2%
Other gains and (losses), net	(124)	-0.1%	(221)	-0.2%	(371)	-0.1%	(370)	-0.1%
Loss on sales of assets	124	0.1%	222	0.2%	371	0.1%	264	0.0%

CCF	$36,831	23.1%	$35,769	24.4%	$165,748	27.5%	$156,226	27.9%

Gaylord Opryland (a)
Revenue	$37,666	100.0%	$82,719	100.0%	$113,308	100.0%	$247,053	100.0%
Operating (loss) income	(27,800)	-73.8%	18,875	22.8%	(55,298)	-48.8%	37,304	15.1%
Depreciation & amortization	6,636	17.6%	6,307	7.6%	23,039	20.3%	24,658	10.0%
Preopening costs	23,614	62.7%	—	0.0%	53,445	47.2%	—	0.0%
Stock option expense	62	0.2%	104	0.1%	216	0.2%	553	0.2%
Other gains and (losses), net	(562)	-1.5%	1	0.0%	(568)	-0.5%	1	0.0%
Loss (gain) on sales of assets	562	1.5%	(1)	0.0%	568	0.5%	(1)	0.0%

CCF	$2,512	6.7%	$25,286	30.6%	$21,402	18.9%	$62,515	25.3%

Other Hospitality (a)
Revenue	$233	100.0%	$(77)	100.0%	$858	100.0%	$(39)	100.0%
Operating income	895	384.1%	459	-596.1%	1,373	160.0%	186	-476.9%
Depreciation & amortization	2	0.9%	60	-77.9%	128	14.9%	302	-774.4%
Preopening costs	(53)	-22.7%	—	0.0%	(53)	-6.2%	—	0.0%
Other gains and (losses), net	—	0.0%	(300)	389.6%	—	0.0%	(354)	907.7%
Loss on sales of assets	—	0.0%	300	-389.6%	—	0.0%	354	-907.7%

CCF	$844	362.2%	$519	-674.0%	$1,448	168.8%	$488	-1251.3%

Opry and Attractions segment (a)
Revenue	$14,216	100.0%	$15,589	100.0%	$46,918	100.0%	$58,599	100.0%
Operating income (loss)	879	6.2%	2,187	14.0%	(658)	-1.4%	5,050	8.6%
Depreciation & amortization	1,271	8.9%	1,180	7.6%	4,710	10.0%	4,674	8.0%
Preopening costs	12	0.1%	—	0.0%	1,895	4.0%	—	0.0%
Stock option expense	38	0.3%	49	0.3%	110	0.2%	239	0.4%
Other gains and (losses), net	(67)	-0.5%	—	0.0%	(99)	-0.2%	3,613	6.2%
Loss (gain) on sales of assets	67	0.5%	—	0.0%	99	0.2%	(2)	0.0%

CCF	$2,200	15.5%	$3,416	21.9%	$6,057	12.9%	$13,574	23.2%

Corporate and Other segment (a)
Revenue	$24		$22		$105		$92
Operating loss	(15,346)		(14,872)		(61,320)		(60,378)
Depreciation & amortization	2,425		3,173		9,734		10,449
Stock option expense	372		264		1,520		5,890
Other gains and (losses), net	1		(52)		381		(42)
(Gain) loss on sales of assets	(1)		53		53		98

CCF	$(12,549)		$(11,434)		$(49,632)		$(43,983)

Casualty Loss (a)
Casualty loss expense	$(4,960)		$—		$(92,321)		$—
Insurance proceeds	—		—		50,000		—

Operating loss	(4,960)		—		(42,321)		—
Impairment charges	2,237		—		44,970		—
Stock option expense	12		—		95		—
Other gains and (losses), net	—		—		122		—

CCF	$(2,711)		$—		$2,866		$—

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
HOSPITALITY OPERATING METRICS:

Adjusted Hospitality Segment (excludes Gaylord Opryland and Other, includes Nashville Radisson)

Occupancy	70.4%	65.5%	72.1%	65.4%
Average daily rate (ADR)	$163.26	$174.66	$169.63	$179.98
RevPAR	$114.95	$114.34	$122.24	$117.68
OtherPAR	$220.95	$194.78	$197.52	$180.21
Total RevPAR	$335.90	$309.12	$319.76	$297.89

Revenue	$161,190	$148,339	$608,772	$567,140
CCF	$37,267	$36,336	$166,902	$157,988
CCF Margin	23.1%	24.5%	27.4%	27.9%

Gaylord Palms, Texan and National (excludes Gaylord Opryland, Nashville Radisson and Other)

Occupancy	71.3%	65.5%	73.4%	65.7%
Average daily rate (ADR)	$166.94	$179.67	$173.16	$184.95
RevPAR	$119.00	$117.73	$127.04	$121.54
OtherPAR	$233.81	$206.07	$209.05	$190.69
Total RevPAR	$352.81	$323.80	$336.09	$312.23

Revenue	$159,470	$146,356	$602,694	$559,907
CCF	$36,831	$35,769	$165,748	$156,226
CCF Margin	23.1%	24.4%	27.5%	27.9%

Gaylord Opryland (a)

Occupancy	66.3%	78.4%	65.4%	66.5%
Average daily rate (ADR)	$142.46	$148.93	$144.38	$150.07
RevPAR	$94.43	$116.72	$94.41	$99.74
OtherPAR	$183.93	$195.58	$139.86	$135.36
Total RevPAR	$278.36	$312.30	$234.27	$235.10

Revenue	$37,666	$82,719	$113,308	$247,053
CCF	$2,512	$25,286	$21,402	$62,515
CCF Margin	6.7%	30.6%	18.9%	25.3%

Gaylord Palms

Occupancy	78.6%	68.0%	74.0%	67.0%
Average daily rate (ADR)	$146.51	$169.69	$156.73	$176.13
RevPAR	$115.09	$115.47	$116.00	$118.01
OtherPAR	$201.59	$207.03	$188.75	$188.33
Total RevPAR	$316.68	$322.50	$304.75	$306.34

Revenue	$40,962	$41,716	$156,395	$157,209
CCF	$8,690	$11,139	$40,386	$44,717
CCF Margin	21.2%	26.7%	25.8%	28.4%

Gaylord Texan

Occupancy	72.1%	68.9%	72.4%	66.3%
Average daily rate (ADR)	$168.76	$158.70	$164.82	$165.13
RevPAR	$121.61	$109.37	$119.27	$109.49
OtherPAR	$279.69	$235.11	$229.19	$201.25
Total RevPAR	$401.30	$344.48	$348.46	$310.74

Revenue	$55,785	$47,887	$192,183	$171,357
CCF	$17,872	$14,966	$63,020	$51,251
CCF Margin	32.0%	31.3%	32.8%	29.9%

Gaylord National

Occupancy	65.6%	61.2%	73.7%	64.4%
Average daily rate (ADR)	$182.66	$205.39	$191.00	$206.86
RevPAR	$119.77	$125.64	$140.69	$133.16
OtherPAR	$221.80	$183.42	$208.11	$184.38
Total RevPAR	$341.57	$309.06	$348.80	$317.54

Revenue	$62,723	$56,753	$254,116	$231,341
CCF	$10,269	$9,662	$62,342	$60,258
CCF Margin	16.4%	17.0%	24.5%	26.0%

Nashville Radisson

Occupancy	56.2%	64.5%	51.0%	60.0%
Average daily rate (ADR)	$87.60	$92.09	$87.11	$91.71
RevPAR	$49.26	$59.38	$44.40	$55.03
OtherPAR	$12.42	$11.74	$10.56	$10.37
Total RevPAR	$61.68	$71.12	$54.96	$65.40

Revenue	$1,720	$1,983	$6,078	$7,233
CCF	$436	$569	$1,154	$1,762
CCF Margin	25.3%	28.7%	19.0%	24.4%

Other Hospitality (b)

Occupancy	0.0%	0.0%	0.0%	0.0%
Average daily rate (ADR)	$—	$—	$—	$—
RevPAR	$—	$—	$—	$—
OtherPAR	$—	$—	$—	$—
Total RevPAR	$—	$—	$—	$—

Revenue	$233	$(77)	$858	$(39)
CCF	$844	$519	$1,448	$488
CCF Margin	362.2%	-674.0%	168.8%	-1251.3%

(a)	Gaylord Opryland 2010 statistics are for the periods of time the hotel was open.

(b)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2011
	Low	High
Adjusted Gaylord Hotels
Estimated Operating Income/(Loss)	$102,000	$105,300
Estimated Depreciation & Amortization	69,400	72,000

Estimated Adjusted EBITDA	$171,400	$177,300
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,800	6,000
Estimated Stock Option Expense	800	1,200
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$178,000	$185,000

Gaylord Opryland

Estimated Operating Income/(Loss)	$46,000	$47,400
Estimated Depreciation & Amortization	26,850	28,600

Estimated Adjusted EBITDA	$72,850	$76,000
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	0	0
Estimated Stock Option Expense	150	650
Estimated Gains/(Losses), Net	0	350

Estimated CCF	$73,000	$77,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$8,300
Estimated Depreciation & Amortization	4,900	5,400

Estimated Adjusted EBITDA	$11,900	$13,700
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	100	250
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$12,000	$14,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($63,500)	($60,500)
Estimated Depreciation & Amortization	13,500	13,000

Estimated Adjusted EBITDA	($50,000)	($47,500)
Estimated Stock Option Expense	1,800	1,500
Estimated Gains/(Losses), Net	200	0

Estimated CCF	($48,000)	($46,000)

Note:	Adjusted Gaylord Hotels excludes Gaylord Opryland, but includes the Radisson